EXHIBIT 99.1


                   WORLDCOM COMPLETES PRELIMINARY REVIEW OF
               GOODWILL, INTANGIBLES, AND PROPERTY AND EQUIPMENT

                 Issues December 2002 Monthly Operating Report

CLINTON, Miss., March 13, 2003 - WorldCom, Inc. (WCOEQ, MCWEQ) today announced it has completed a preliminary review of its goodwill and other intangible assets and property and equipment (PP&E) accounts. As previously indicated, this review has resulted in the write-off of all existing goodwill and a substantial write-down of the carrying value of PP&E and other intangible assets following an impairment analysis and other adjustments in accordance with generally-accepted accounting principles (GAAP). Specifics include:

     o The value of goodwill reflected on the Company's last reported balance sheet, $45 billion, is impaired and will be written off completely; and

     o The value of PP&E and other intangible assets reflected on the Company's last reported balance sheet, $39.2 billion and $5.6 billion, respectively, is impaired and will be adjusted to a value of approximately $10 billion as of December 31, 2002.

These adjustments reduce the Company's depreciation and amortization expenses for December 2002 from approximately $480 million to $143 million. The adjustments also positively affect the Monthly Operating Reports filed by the Company for July through November 2002.

The Company is continuing the internal review of its previously reported financial statements and is undergoing an audit by KPMG LLP of its financial statements from 2000 through 2002. Consequently, all reported numbers are subject to final audit adjustments.

The amounts disclosed today have been provided to the SEC and other investigative authorities.

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DECEMBER 2002 MONTHLY OPERATING RESULTS
Additionally, WorldCom today filed its December 2002 Monthly Operating Report with the U.S. Bankruptcy Court for the Southern District of New York. During the month of December, WorldCom recorded $2.2 billion in revenue, operating income from continuing operations of $43 million, and a net loss from continuing operations before reorganization items of $47 million.

WorldCom's capital expenditures for the month were approximately $108 million, including $73 million for PP&E and $35 million for related software. December depreciation and amortization was $143 million, reflecting the impairment restatements referred to above.

WorldCom ended December with approximately $2.5 billion in cash on hand, an increase of approximately $200 million from the beginning of the month.

The financial results discussed in the December 2002 Monthly Operating Report exclude the results of Embratel. Until WorldCom completes a thorough balance sheet evaluation, the Company will not issue a balance sheet or cash flow statement as part of its Monthly Operating Report.

The Monthly Operating Reports are available on WorldCom's Restructuring Information Desk at www.worldcom.com (http://www.worldcom.com).

Based on current information and a preliminary analysis of its ability to satisfy outstanding liabilities, WorldCom believes when it emerges from bankruptcy proceedings, its existing WorldCom and Intermedia preferred stock and WorldCom group and MCI group tracking stock issues will have no value.

About WorldCom, Inc.
WorldCom, Inc. (WCOEQ, MCWEQ) is a leading global communications provider, delivering advanced communications connectivity to businesses, governments and consumers. With one of the world's most expansive, wholly-owned data networks, WorldCom provides innovative data and Internet services that are the foundation for commerce and communications in today's market. With products such as The Neighborhood built by MCI and the award-winning WorldCom Connection - the industry's first comprehensive managed voice and data network service - WorldCom continues to lead the industry in converged communications solutions for the 21st century. For more information, go to http://www.worldcom.com.

Forward-Looking Statements
This document includes certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to

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WorldCom's bankruptcy proceedings and matters arising out of pending class-action and other lawsuits and ongoing internal and government investigations relating to the previously announced restatement of its financial results. Other factors that may cause actual results to differ materially from management's expectations include economic uncertainty; the effects of vigorous competition; the impact of technological change on our business, alternative technologies, and dependence on availability of transmission facilities; risks of international business; regulatory risks in the United States and internationally; contingent liabilities; uncertainties regarding the collectibility of receivables; risks associated with debt service requirements and; our financial leverage; uncertainties associated with the success of acquisitions; and the ongoing war on terrorism. More detailed information about those factors is contained in WorldCom's filings with the Securities and Exchange Commission.


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